Exhibit 10.1

February 10, 2015

J. Thomas Gruenwald

Dear Tom,

On behalf of the Board of Directors, I am very pleased to offer you the position of
President and Chief Executive Officer of Westell Technologies, Inc. ("Company") and
President and Chief Executive Officer of Westell, Inc. ("Operating Subsidiary"). Your
position will primarily be located at the Company's headquarters in Aurora, Illinois. You will report to the Board of Directors for the Company and the Operating Subsidiary.
Subject to your meeting the below requirements, your expected start date is February
10, 2015.

Your starting salary for this position will be $450,000 annually ("Base Salary"), less all legally required withholdings and deductions, paid in accordance with the Company's customary payroll practices. Five (5) percent of the first three (3) months of this Base
Salary shall constitute consideration for the Confidential Information, Invention
Assignment, and Non-Solicitation Agreement referenced below. You will not receive a separate or additional payment in this amount. Instead, it is simply an allocation of a portion of the Base Salary noted above. Your Base Salary shall not be decreased without your consent.

You will also be eligible for incentive compensation, paid annually, subject to the terms and conditions of the applicable plan. You will not be eligible to participate in the
Westell Technologies, Inc. and Subsidiaries Performance Bonus Plan, Consolidated
Company Plan ("Bonus Plan") for fiscal year 2015. However, you will be eligible to participate in the Bonus Plan for the fiscal year which begins on April 1, 2015 and ends
March 31, 2016 ("Fiscal Year 2016"). Your target variable compensation for Fiscal Year
2016 will be 65% of your Base Salary, with a maximum of 150% of the target (or 97.5%
of the Base Salary). Any Bonus Plan payments are scheduled to be distributed in May
2016, subject to final approvals by the Board of Directors and the Audit Committee and
Compensation Committee. The Company reserves the right to change, alter, or terminate any bonus plan or payment in its sole discretion.

In addition to the compensation noted above, and after your start date and upon final approval of the Company's Compensation Committee, you will be awarded a grant of
Restricted Stock Units (RSU’s) for the equivalent of 250,000 shares of Company Class
A common stock. Please note that the RSU’s will vest at 25% each year upon the anniversary of their grant. You will also be granted 250,000 options which will vest at
25% each year upon the anniversary of their grant. These options shall have a five (5)
year term and will expire at the end of that term. The options will be exercisable at the price of the average of the open and close as of the grant date. Any grants issued will follow the customary grant terms and the terms set forth in the Westell Technologies,
Inc. 2004 Stock Incentive Plan. Equity awards will vest upon termination without Cause
(as defined below) or following a termination by the Company within six (6) months of a change in control (as defined by the applicable grant documents) in the year in which the event triggering vesting occurs. The Board reserves the right to accelerate the vesting of RSU's and options in its discretion. No RSU's or shares held upon exercise of the options may be sold, except to cover taxes or exercise price for the first three (3)
years.

For purposes of accelerating equity awards, “Cause” shall mean: (i) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of you that is substantially injurious to the
Company or the Operating Subsidiary; (ii) your willful act or omission that you knew would have the effect of materially injuring the reputation, business or prospects of the
Company or Operating Subsidiary; (iii) the failure by you to comply with a particular directive or request from the Board of either the Company or the Operating Subsidiary regarding a matter material to either company, and the failure thereafter by you to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following your receipt of written notice from such Board confirming your noncompliance; (iv) the taking of an action by you regarding a matter material to either the Company or the
Operating Subsidiary, which action you knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of either the
Company or the Operating Subsidiary, (v) the failure by you to comply with the written policies of the Company or the Operating Subsidiary regarding a matter material to the
Company or the Operating Subsidiary, including expenditure authority, and the failure thereafter by you to reasonably address and remedy such noncompliance within thirty
(30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following your receipt of written notice from such Board confirming your noncompliance, but such opportunity to cure shall not apply if the failure is not curable;
(vi) your engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company’s Board or the Operating Subsidiary’s
Board, is materially injurious to the Company, the Operating Subsidiary, or one or more of the Company's or Operating Subsidiary's direct and indirect subsidiary companies
("Westell Companies"), monetarily or otherwise; (vii) the aiding or abetting a competitor or other breach by you of your fiduciary duties to the Company, the Operating

Subsidiary or the Westell Companies for which you serve as officer or director; (viii) a material breach by you of your obligations of confidentiality or nondisclosure or (if applicable) any breach of your obligations of noncompetition or nonsolicitation under the
Confidential Information, Invention Assignment, and Non-Solicitation Agreement; (ix) the
use or knowing possession by you of illegal drugs on the premises of any of the
Company, Operating Subsidiary or the Westell Companies; (x) your being convicted of, or pleading guilty or no contest to, a felony or a crime involving moral turpitude; or (xi)
your consent to an order of the Securities and Exchange Commission for your violation of the federal securities laws.

We also would like to offer you four (4) weeks of Paid Time Off (PTO), which accrues ratably over the calendar year. You will also be eligible to participate in the Company’s benefits package on the same terms as other similarly situated employees, in accordance with plan guidelines and policies. In addition, you may receive up to
$15,000 per fiscal year to use for financial and tax planning assistance. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. We will provide you advance information on Westell’s other employee benefits, which will be reviewed with you during Orientation. Eligibility for the benefits program begins the first of the month after your date of hire.

On your start date, we will also ask you to sign the attached Confidential Information,
Invention Assignment, and Non-Solicitation Agreement. Please let us know in advance any questions that you may have on this agreement.

This offer is contingent upon the satisfactory completion of reference checks and a criminal background check. This offer of employment is not a contract for employment for any set period of time. Instead either you or the Company or Operating Subsidiary may terminate your employment at any time, for any reason, with 30 (thirty) days notice.
All of the compensation and benefit items that make up your terms and conditions of employment are extended with the rights as well as customary conditions of the Westell policies that govern them. If you have any questions regarding benefits, please contact me or our Director of Human Resources, Sharon Hintz, at 630-375-4160 or
SHintz@westell.com.

Please note that the Company and Operating Subsidiary are not interested in any confidential information, documents, or trade secrets that you may have acquired while employed elsewhere.  You should not bring any such items with you to, or use any such items on behalf of, the Company or Operating Subsidiary.  In addition, to the extent you are party to any restrictive covenant that prohibits you from contacting or soliciting certain customers, you are expected to adhere to any such agreements.

We are very excited about the prospect of you joining the Westell team. We are confident that you will bring a wealth of capabilities and values that are consistent with our plans to establish, develop and grow a world-class company.

By signing this letter, you acknowledge that the terms described in this letter, together with the Confidential Information, Invention Assignment, and Non-Solicitation
Agreement, set forth the entire agreement between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties, or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged, or modified except in writing signed by you and an authorized officer of the Company except that the
Company may, in its sole discretion, adjust incentive or variable compensation, stock plans and benefits.

If the above is acceptable to you, please indicate your acceptance by signing below and returning a scanned or facsimile copy to me.

Welcome to Westell!

Sincerely,

/s/ Thomas P. Minichiello

Thomas P. Minichiello
Senior Vice President and CFO

Accepted:

/s/ J. Thomas Gruenwald

J. Thomas Gruenwald 02/10/2015